SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2011

000-24478	38-3073622
(Commission File No.)	(IRS Employer Identification No.)

DEARBORN BANCORP, INC.

(Exact name of registrant as specified in its charter)

1360 Porter Street, Dearborn, MI

(Address of Principal Executive Offices)

48124

(Zip Code)

(313) 565-5700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer for Listing.

On October 26, 2011, Dearborn Bancorp, Inc. (the “Company”) received written notice from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is currently not in compliance with Nasdaq’s continued listing requirement under Marketplace Rule 5450(a)(1) (the “Bid Price Rule”) because the bid price for its common stock has closed below $1.00 per share for 30 consecutive business days. In accordance with Marketplace Rule 5810(c)(3)(A), the Company has until April 23, 2012 to regain compliance with the Bid Price Rule or be subject to delisting from the Nasdaq Global Select Market. If, prior to April 23, 2012, the bid price of the Company’s common stock closes at $1.00 per share or higher for at least 10 consecutive business days, the Company may regain compliance with the Bid Price Rule and not be subject to delisting at that time.

If compliance with the Bid Price Rule cannot be established prior to April 23, 2012, the Company’s common stock will be subject to delisting from the Nasdaq Global Select Market. The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on The Nasdaq Capital Market, and it submits a timely application to Nasdaq to transfer the listing of its common stock to the Nasdaq Capital Market. The Company will continue to evaluate its options with respect to maintaining the listing of its common stock on the Nasdaq stock market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dearborn Bancorp, Inc.

(Registrant)

/s/ Jeffrey L. Karafa

Jeffrey L. Karafa

Treasurer and Chief Financial Officer

Date: October 27, 2011